UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2006

LASALLE HOTEL PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 941-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth under Item 8.01 of this report is incorporated herein by reference. The class A common partnership units and the Series F preferred partnership units will be issued at the closing of the transactions contemplated by the contribution agreement in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

ITEM 7.01 REGULATION FD DISCLOSURE.

LaSalle Hotel Properties announced on September 28, 2006, that it had executed a contract to acquire the Holiday Inn Wall Street in New York, subject to closing conditions. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

ITEM 8.01 OTHER EVENTS.

On September 22, 2006, a contribution agreement between LaSalle Hotel Operating Partnership, L.P. (the “Operating Partnership”) and JR Wall Street, LLC (“JRW”) became enforceable against the Operating Partnership, subject to the satisfaction of customary and several non-customary closing conditions, including the departure of the existing restaurant tenant. Pursuant to the contribution agreement and subject to the satisfaction of the closing conditions, the Operating Partnership will acquire the Holiday Inn Wall Street from JRW. The Holiday Inn Wall Street is a 138-room full-service hotel located in New York City on Gold Street. The aggregate consideration for the hotel, excluding expenses, consists of the Operating Partnership’s assumption of an approximately $20 million first mortgage on the hotel and the Operating Partnership’s issuance of approximately 70,000 class A common partnership units and approximately 1,139,348 series F preferred partnership units. Assuming satisfaction of the closing conditions, LaSalle Hotel Properties anticipates the closing will occur in the fourth quarter of 2006. However, LaSalle Hotel Properties can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.

The class A common partnership units and the series F preferred partnership units would be issued upon the closing of the acquisition contemplated by the contribution agreement. The series F preferred units will be a newly-created series of preferred units having a per-unit liquidation value of $25.00 and featuring a quarterly distribution on the liquidation value based on a floating rate equal to LIBOR plus 150 basis points. The rate will be reset monthly. Each series F preferred partnership unit will be redeemable by the holder thereof for an amount of cash equal to the liquidation value plus accrued and unpaid distributions, or, in the sole discretion of LaSalle Hotel Properties, for common shares in LaSalle Hotel Properties having a market value equal to the liquidation value plus accrued and unpaid distributions. In addition, the Operating Partnership may redeem the series F preferred partnership units for cash on or after the 10th anniversary of their issuance. Each class A common partnership unit is redeemable by the holder thereof for an amount of cash equal to the market value of one common share of LaSalle Hotel Properties or, in the sole discretion of LaSalle Hotel Properties, for one common share.

Upon the closing of the transactions contemplated by the contribution agreement, LaSalle Hotel Operating Partnership, L.P. shall amend its Amended and Restated Agreement of Limited Partnership to establish the designations, rights, powers, preferences and duties of the series F preferred partnership units. The amendment will be effective as of the closing date of the acquisition contemplated by the contribution agreement. The form of amendment is filed herewith as Exhibit 10.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

The following exhibits are included with this report:

Exhibit 10.1	Form of Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of LaSalle Hotel Operating Partnership, L.P.

Exhibit 99.1	Press release dated September 28, 2006, issued by LaSalle Hotel Properties

The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: September 28, 2006	BY:	/s/ HANS S. WEGER
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of LaSalle Hotel Operating Partnership, L.P.

99.1	Press release dated September 28, 2006, issued by LaSalle Hotel Properties